Exhibit 10.3
FIRST AMENDMENT TO
ORRSTOWN BANK
SALARY CONTINUATION AGREEMENT
THIS FIRST AMENDMENT (the “Amendment”) is adopted September 25, 2019, by and between Orrstown Bank (the “Bank”) and Thomas R. Quinn Jr. (the “Executive”).
The Bank and the Executive are parties to a Salary Continuation Agreement adopted December 22, 2009 (the “Agreement”) which provides deferred compensation benefits to the Executive under certain circumstances. The parties now wish to amend the Agreement to remove the Bank’s ability to unilaterally terminate the Agreement following a Change in Control.
NOW, THEREFORE, the Bank and the Executive adopt the following amendment to the Agreement:
Section 8.3 of the Agreement shall be deleted and replaced with the following:
8.3 Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:
(a) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or
(b) Prior to a Change in Control, upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;
the Bank may distribute the present value of the Early Termination benefit, calculated using an annual discount rate of four percent (4%), compounded monthly, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have executed this Amendment as indicated below:

EXECUTIVE	BANK
/s/ Thomas R. Quinn, Jr.	By: /s/ Barbara E. Brobst
Its: EVP/CHRO